EXHIBIT 10.3

EXECUTION VERSION

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”

AMENDMENT TO SHARED SERVICES AGREEMENTS

This Amendment to Shared Services Agreements (the “Amendment”), dated as of May 20, 2019, is entered into by and between Novelion Therapeutics Inc., a company incorporated under the laws of British Columbia (“Novelion”), Novelion Services USA, Inc., a Delaware corporation (“NSU”), and Aegerion Pharmaceuticals, Inc., a Delaware Corporation (“Aegerion”).

WHEREAS, NSU and Aegerion are parties to that certain Master Service Agreement dated as of December 1, 2016, but effective as of November 29, 2016 (as amended, amended and restated, supplemented or otherwise modified and in effect, the “Aegerion/NSU Agreement”);

WHEREAS, Novelion and Aegerion are parties to that certain Master Service Agreement dated as of December 1, 2016, but effective as of November 29, 2016 (as amended, amended and restated, supplemented or otherwise modified and in effect, the “Novelion/Aegerion Agreement”, and together with the Aegerion/NSU Agreement, the “Shared Services Agreements” and each a “Shared Services Agreement”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed thereto in the applicable Shared Services Agreement.

WHEREAS, on or around the date of this Amendment, Novelion, Aegerion and other parties anticipate entering into a Restructuring Support Agreement (the “RSA”) with respect to a transaction that will be consummated pursuant to a plan of reorganization under Chapter 11 of the United States Bankruptcy Code;

WHEREAS, as an integral element of the overall transaction contemplated under the RSA, each of Novelion, NSU and Aegerion has agreed to make certain modifications to each of the Shared Services Agreements, as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

1.             Notwithstanding anything to the contrary contained in any Shared Services Agreement, each of Novelion, NSU, and Aegerion hereby agrees as follows:

(a)           Prior to execution and delivery of the RSA, Aegerion shall pay to Novelion cash in the amount of $3,123,000 (the “Reimbursement Payment”), which is comprised of the following:

(i)            Fifty percent (50.00%) of the fees, costs and expenses Novelion incurred in connection with the audit of the consolidated financial statements of Novelion and its subsidiaries (including Aegerion and its subsidiaries) (“Audit Costs”) by Deloitte

& Touche LLP (“Deloitte”) for the period between November 1, 2018 and March 31, 2019 totaling $531,000;

(ii)           Forty percent (40.00%) of the costs Novelion incurred  in connection with the November 2018 renewal of and the subsequent purchase of “run-off” coverage under the annual directors and officers, employee practices liability, and fiduciary liability insurance policies for Novelion, Aegerion and their respective subsidiaries (the “D&O Insurance Costs”) totaling $1,596,000;

(iii)          Fifty percent (50.0%) of employee payroll and benefit costs Novelion and/or NSU incurred with respect to NSU and Novelion employees (“Novelion Employee Costs”) for the period between November 1, 2018 and March 31, 2019 totaling $575,000;

(iv)          $343,000 of actual payroll and benefit costs incurred of NSU employees for the period of April 1, 2019 through May 20, 2019 (such amount derived from the actual payroll and benefit costs incurred by NSU and allocated by employee pursuant to the percentages included in section 1(c) below); and

(v)           The amounts due under sections 1(b) and (c) of this Amendment from April 1 2019 through May 20, 2019 totaling $78,000.

(b)           In addition to the foregoing, Aegerion shall reimburse Novelion for the following costs:

(i)            Fifty percent (50.0%) of the Audit Costs incurred by Novelion during the period from and including April 1, 2019 through and including the effective date of the Plan (as defined in the RSA); provided, however, that Aegerion’s share of such Audit Costs shall not exceed One Hundred Thousand Dollars ($100,000.00), provided further, however, that for the avoidance of doubt, other than with respect to the Audit Costs, Novelion shall have no obligations to pay for any work Deloitte or any other third party advisor performs for Aegerion with respect to Aegerion’s own financial accounting or the transactions contemplated  under the RSA; and

(ii)           Fifty percent (50.0%) of data room costs incurred by Novelion during the period from and including April 1, 2019 through and including the effective date of the Plan; provided, however, that Aegerion’s share of such costs shall not exceed Three Hundred Thousand Dollars ($300,000.00).

(c)           Aegerion shall pay Aegerion’s share of the costs described in subparagraphs (b)(i) and (b)(ii) above to Novelion, without offset or recoupment, (x) on or before the seventh (7th) business day following the date on which Novelion notifies Aegerion in writing (email being sufficient) of Novelion’s payment of the applicable cost; and (y) with respect to any amounts outstanding as of the Plan effective date, including those incurred during the month in which the Plan effective date occurs, on the Plan effective date.  Aegerion shall reimburse Novelion for a specified portion (as set forth in the chart below this subparagraph) of the ordinary course compensation as in effect as of the date hereof or as adjusted with the consent of Aegerion and the Consenting Bridge Lenders (as defined in the RSA) (including amounts paid under

Novelion’s existing Key Employee Incentive Plan) of the employees identified in the chart below this subparagraph (the “Specified Employees”) during the period from and including April 1, 2019 through and including the effective date of the Plan, and Aegerion shall make such payments to Novelion, without offset or recoupment, (i) on or before the seventh (7th) business day immediately following the applicable month(1) in which Novelion compensates any such Specified Employees, and (ii) with respect to all reimbursement amounts outstanding as of the Plan effective date, including those incurred during the month in which the Plan effective date occurs, on the Plan effective date; provided, however that the aggregate amount of the reimbursement payments described in this subparagraph (c) shall not exceed $1,870,000 (which is inclusive of actual payroll and benefit costs of NSU incurred from April 1, 2019 through May 20, 2019 and allocated to Aegerion, which have been reimbursed by Aegerion).  Novelion shall use commercially reasonable efforts to continue gainfully employing the Specified Employees through the effective date of the Plan, and Novelion shall be responsible for any severance costs relating to the Specified Employees.  For the avoidance of doubt, the parties agree that upon the making of the payment referred to in the first sentence of Section 1(a) hereof, Aegerion shall have made the required payments referred to in subparagraphs (b)(i) and (b)(ii) for the period from April 1, 2019 through and including May 20, 2019 and shall have made the payments referred to in this paragraph in respect of the Specified Employees for the period from April 1, 2019 through and including May 20, 2019.

Specified Employee	Aegerion Share
[***]	50%
[***]	50%
[***]	100%
[***]	50%
[***]	0%
[***]	50%

(d)           If Aegerion’s share of costs described in Paragraphs 1(b) and 1(c) of this Amendment exceeds, in the aggregate, $1,970,000 (the “Funding Cap”), then Novelion, Aegerion and the Consenting Bridge Lenders shall discuss any further shared funding needs, which shall be in Aegerion’s and Consenting Bridge Lenders’ sole discretion, and any such

(1)  For the avoidance of doubt, the word “month” as used in this Amendment shall mean the month period as reflected on Aegerion’s cash flow statements, which use a “4-4-5” convention.  Under that convention (i) March means the four weeks ending March 30, 2019, (ii) April means the 5 weeks ending on May 4, 2019, (iii) May means the four weeks ending on June 1, 2019, (iv) June means the four weeks ending on June 29, 2019, (v) July means the five weeks ending on August 3, 2019, (vi) August means the four weeks ending on August 31, 2019, and (vii) September means the four weeks ending on September 28, 2019.

allowed additional funding shall be deemed to reduce the Aegerion’s debt obligations to Novelion under the Intercompany Credit Agreement (as defined the RSA) by One Dollar and Fifty Cents ($1.50) for every One Dollar ($1.00) paid by Aegerion above the Funding Cap (the amount of such reduction, the “Prepetition Shared Services Adjustment”), thus ratably reducing the equity Novelion is to receive on account of the debt obligations under the Intercompany Credit Agreement under the Plan.

2.             Financial Statement Assistance.  Novelion shall provide such reasonable assistance and access to information and documentation (and shall direct its auditors and other agents and representatives to provide such reasonable assistance and access to information and documentation) as Aegerion may reasonably request in connection with the preparation by Aegerion (or the Plan Investor (as defined in the RSA)) of any financial statements (including audited financial statements and pro forma financial statements) as Aegerion or the Plan Investor (as defined in the RSA) may reasonably request in connection with the transactions contemplated by the RSA.

3.             Insurance.  Novelion shall take such actions as may be reasonably required to instruct the insurance carriers to make effective not later than the effective date of the Plan the “run-off” coverage under the annual directors and officers, employee practices liability, and fiduciary liability insurance policies for Novelion, Aegerion and their respective subsidiaries in respect of which the premiums therefor were paid by Novelion and Aegerion on or about the date hereof, and Novelion shall not take any actions to terminate or seek to terminate any such insurance or to request a refund of the premiums paid in respect thereof.  Without limitation of the forgoing, Novelion shall use commercially reasonable efforts to cooperate with Aegerion in respect of Aegerion or any subsidiary thereof making any claims under any insurance policies maintained by Novelion or any subsidiary thereof (other than Aegerion or any subsidiary thereof) that provides coverage for Aegerion and its subsidiaries, including by allowing Aegerion and its subsidiaries to make and pursue claims thereunder.

4.             Termination of Shared Services Agreements.  Notwithstanding anything to the contrary in the Shared Services Agreements, (x) the Shared Services Agreements (as amended by this Amendment) shall terminate on the earliest of (a) the date on which both of the following have occurred: (i) the effective date of the Plan has occurred, and (ii) Aegerion has made all payments to Novelion required by the Shared Services Agreements (as amended by this Amendment), (b) December 16, 2019, and (c) such other date agreed among the parties hereto in writing in their sole discretion.  For the avoidance of doubt, the parties’ respective payment obligations shall survive any termination or expiration of the Shared Services Agreements (as amended), and (y) Novelion shall not exercise any termination right for convenience that is otherwise set forth in any Shared Service Agreement.

5.             CONDITIONS TO EFFECTIVENESS.  This Amendment will be effective upon the occurrence of all of the following:

(a)           receipt by each party hereto of a counterpart to this Amendment, duly authorized, executed and delivered by each of the parties hereto;

(b)           due execution and delivery of that certain Consent Under the Amended and Restated Loan and Security Agreement, dated as of the date hereof, by Aegerion, in its capacity as “Borrower” thereunder and Novelion, in its capacity as “Lender” thereunder;

(c)           due execution and delivery of that certain Consent Under the Credit Agreement, dated as of the date hereof, by Aegerion, in its capacity as “Borrower” thereunder, Cantor Fitzgerald Securities, in its capacity as “Administrative Agent” thereunder, and each “Lender” (as defined therein) party thereto; and

(d)           receipt by Novelion of the Reimbursement Payment.

6.             MISCELLANEOUS.

(a)           Effect of this Amendment.  Except as set forth expressly herein, all terms of the Shared Services Agreements shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of parties thereto.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under any Shared Services Agreement, nor constitute a waiver of any provision of any Shared Services Agreement (except as expressly set forth herein).

(b)           Counterparts.  This Amendment may be executed in counterparts with the same effect as if all parties had signed the same document.  Each counterpart will be construed together and will constitute one and the same Amendment.  This Amendment may be executed by the parties and transmitted by facsimile or other electronic transmission and if so executed and transmitted this letter agreement will be for all purposes as effective as if the parties had delivered an executed original of this Amendment.

(c)           Severability.  In the event that any provision of this Amendment will be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Amendment will not fail on account thereof, and the balance of this Amendment will continue in full force and effect.

(d)           Order of Precedence.  For the avoidance of doubt, in the event of a conflict between the terms of this  Amendment and the terms of any Shared Services Agreement (including any applicable Statement of Work in connection therewith), the terms of this Amendment will govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

NOVELION THERAPEUTICS INC.

By:	/s/ Benjamin Harshbarger
Name:	Benjamin Harshbarger
Title:	Interim CEO

NOVELION SERVICES USA, INC.

By:	/s/ Benjamin Harshbarger
Name:	Benjamin Harshbarger
Title:	Director

AEGERION PHARMACEUTICALS, INC.

By:	/s/ John R. Castellano
Name:	John R. Castellano
Title:	Chief Restructuring Officer

[Signature Page to Amendment to Shared Services Agreements]